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                                                                    Exhibit 99.1


[ONEOK PARTNERS]                                                            News
================================================================================
OCTOBER 16, 2006                                ANALYST CONTACT:  ELLEN KONSDORF
                                                                  877-208-7318
                                                MEDIA CONTACT:    BETH JENSEN
                                                                  402-492-3400



                      CORDES TO RETIRE FROM ONEOK PARTNERS

         TULSA, Okla. -- Oct. 16, 2006 -- ONEOK Partners, LP (NYSE: OKS) announced today that William R. Cordes will retire from the company, effective April 1, 2007. Cordes, 58, is currently president of Northern Border Pipeline Company, which is operated by a subsidiary of ONEOK, Inc. (NYSE: OKE).

         Prior to a subsidiary of ONEOK, Inc. becoming the sole general partner of ONEOK Partners in April 2006, Cordes was chief executive officer of Northern Border Partners, L.P., the former name of ONEOK Partners. Cordes' career in the natural gas industry spans more than 36 years and includes positions as president of Northern Natural Gas Company and Transwestern Pipeline Company.

         Cordes' retirement will coincide with the effective date of the transfer of operating responsibility of Northern Border Pipeline Company from ONEOK Partners to a subsidiary of TransCanada.

         "Bill's career spanned a time of significant change in the pipeline industry. His leadership skills, industry knowledge and business acumen enabled him to navigate that change and play a significant role in the success of several major natural gas pipelines," said David Kyle, chairman and chief executive officer of ONEOK Partners. "We wish him and his family well in retirement," Kyle added.

         Cordes and his wife, Claudia, have two grown sons and one grandchild. He is currently a member of the board of United Way of the Midlands and Lutheran Family Services of Nebraska. He also serves on the board of the Interstate Natural Gas Association of America and is a past chairman of the Midwest Energy Association.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is a subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns
45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKS

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

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